Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 originally filed by Controladora Vuela Compañía de Aviación, S.A.B. de C.V. (the “Company”) with the Securities and Exchange Commission on October 7, 2020 and as amended in accordance with Amendment No. 1 to the Registration Statement filed with the Securities and Exchange Commission on November 27, 2020 and to the incorporation by reference therein of our reports dated April 27, 2020, with respect to the consolidated financial statements of the Company and its subsidiaries and the effectiveness of internal control over financial reporting of the Company and its subsidiaries, included in its Annual Report on Form 20-F, for the year ended December 31, 2019, as filed with the Securities and Exchange Commission.

/s/ Mancera, S.C. A member practice of Ernst & Young Global Limited

Mexico City, Mexico
November 27, 2020